1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Fourth-Quarter/Twelve-Month 2009 Results

HIGHLIGHTS

▪	Logging results in January 2010 indicated a major discovery at the McMoRan operated Davy Jones ultra-deep well at South Marsh Island Block 230 in shallow water on the Shelf of the Gulf of Mexico.
▪	Current Exploratory Activities:
o	Davy Jones ultra-deep well has been drilled to 28,603 feet and McMoRan is preparing to log the newly drilled section below 28,134 feet. The well has a proposed total depth of 29,000 feet.
o	Blueberry Hill offset appraisal deep gas well, which commenced on November 8, 2009, is currently drilling below 17,000 feet towards a proposed total depth of 21,850 feet.
o	Hurricane Deep sidetrack well on South Marsh Island Block 217, which commenced on November 17, 2009, is currently drilling below 16,100 feet towards a proposed total depth of 21,750 feet.
▪
Fourth-quarter 2009 production averaged 209 Million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with 162 MMcfe/d in the fourth quarter of 2008.  Full-year 2009 average daily production averaged 202 MMcfe/d net to McMoRan.

▪	Production from six wells in the Flatrock field averaged a gross rate of approximately 272 MMcfe/d (50 MMcfe/d net to McMoRan) in the fourth quarter of 2009.
▪	Operating cash flows totaled $131.2 million for the twelve-months ended 2009, including $45.7 million in the fourth quarter.
▪
Average daily production for 2010 is expected to approximate 180 MMcfe/d net to McMoRan, including 200 MMcfe/d in first quarter of 2010.  Potential to increase production rates with exploration success.

▪
Capital expenditures for 2009 totaled $138.0 million, including $24.6 million in the fourth quarter.  2010 expenditures are currently estimated to approximate $240 million, including $170 million in exploration and $70 million in development spending.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows.

▪	McMoRan’s 2010 ultra-deep drilling plans include Blackbeard East, Lafitte and an offset appraisal well at Davy Jones.
▪	Cash at December 31, 2009 totaled $241 million.
▪	Year-end 2009 proved reserves of oil and gas totaled 271.9 Billion cubic feet of natural gas equivalents (Bcfe) based on independent reservoir engineers’ estimates.
▪	Year-end 2009 reserves exclude reserves from the Davy Jones ultra-deep discovery, which was logged in January 2010.
▪
McMoRan is working with independent reservoir engineers to assess the reserves for Davy Jones and the timing for reporting such reserves.  McMoRan expects Davy Jones to add significantly to its reserves.

NEW ORLEANS, LA, January 19, 2010 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $9.5 million, $0.11 per share, for the fourth quarter of 2009 compared with a net loss applicable to common stock of $314.6 million, $4.46 per share, for the fourth quarter of 2008.  For the twelve months ended December 31, 2009, McMoRan reported a net loss applicable to common stock of $225.3 million, $2.87 per share, compared with a net loss applicable to common stock of $239.0 million, $3.88 per share, in the 2008 period.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We are excited by the results from the Davy Jones ultra-deep well, which indicate a major discovery.  These important geologic results combined with the data available from other wells are redefining the subsurface geologic landscape below 20,000 feet on the Shelf of the Gulf of Mexico.  We look forward to future activities to define the potential of this promising new exploration frontier.”

SUMMARY FINANCIAL TABLE*

	Fourth Quarter		Twelve Months
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenues	$131,972	$116,253	$435,435	$1,072,482
Operating income (loss)(a)	3,477	(299,372)	(168,434)	(155,234)
Loss from continuing operations(a)	(4,721)	(309,364)	(204,889)	(211,198)
Loss from discontinued operations	(405)	(2,536)	(6,097)	(5,496)
Net loss applicable to common stock(a,b)	(9,533)	(314,582)	(225,318)	(238,980)
Diluted net (loss) per share:
Continuing operations	$(0.11)	$(4.43)	$(2.79)	$(3.79)
Discontinued operations	(0.00)	(0.03)	(0.08)	(0.09)
Applicable to common stock	$(0.11)	$(4.46)	$(2.87)	$(3.88)
Diluted average shares outstanding	86,043	70,471	78,625	61,581
Operating cash flows	$45,706	$(12,767)	$131,165	$623,397
EBITDAX(c)	$82,803	$69,763	$266,779	$778,646
Capital Expenditures	$24,640	$47,479	$138,015	$236,383

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s December 31, 2009 Form 10-K, the related costs incurred through December 31, 2009 would be charged to expense in McMoRan’s 2009 financial statements.  MMR’s investment in its four in-progress or unproved wells, including the Davy Jones well which we announced as a discovery on January 11, 2010, totaled $62.6 million at 12/31/09.

a.	Notable items impacting financial results for the 2009 and 2008 periods are included in the following table:
	Fourth Quarter			Twelve Months
	2009		2008	2009		2008
	(In thousands)
Non-productive exploration well charges/(credits)	$(203)		$22,155	$61,504		$38,969
Impairment charges(1)	$10,546		$291,775	$75,315		$332,587
Gain on oil and gas derivative contracts (2)	$770		$51,910	$17,394		$16,303
Insurance proceeds	$5,850	(3)	$-	$24,592	(3)	$3,391

(1)	Reduction of certain fields’ net carrying value to fair value.
(2)	See details of gains on oil and gas derivative contracts on page II (e).
(3)	Partial payment for insured losses related to the September 2008 hurricanes in the Gulf of Mexico.

b.	After preferred dividends.
c.	See reconciliation of EBITDAX to net income (loss) applicable to common stock on page III.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Fourth-quarter 2009 production averaged 209 MMcfe/d net to McMoRan, compared with 162 MMcfe/d in the fourth quarter of 2008.  Full-year 2009 production averaged 202 MMcfe/d net to McMoRan, compared with 245 MMcfe/d in 2008.

McMoRan’s fourth quarter 2008 production was adversely impacted by shut-ins as a result of the September 2008 hurricanes in the Gulf of Mexico.  Production in the fourth quarter of 2009 was slightly below publicly reported estimates of 215 MMcfe/d because of delays in the timing of recompletions originally planned for the fourth quarter that are now expected to be completed in 2010.  Production is expected to average approximately 200 MMcfe/d in the first quarter of 2010 and 180 MMcfe/d for the year.  There is a potential to increase production rates with exploration success.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Production from these six wells in the Flatrock field averaged a gross rate of approximately 272 MMcfe/d (50 MMcfe/d net to McMoRan) in the fourth quarter of 2009.  McMoRan has a 25.0 percent working interest in Flatrock and Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

Remedial activities at the Flatrock No. 4 (#231) well were completed in the fourth quarter of 2009 and production recommenced in December 2009.  This well is currently flowing at a gross rate of 80 MMcfe/d and is constrained by down hole equipment not related to the reservoir.  The Flatrock No. 3 (#230) well was recompleted in the fourth quarter of 2009.  Production from the six wells in the Flatrock field currently approximates over 300 MMcfe/d gross, over 55 MMcfe/d net to McMoRan.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused on the “deep gas play,” drilling to depths of between 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area and on the “ultra-deep gas play” of depths below 25,000 feet.  Deep gas prospects target large structures above the salt weld (i.e. listric fault) in the Deep Miocene.  Ultra-deep prospects target objectives below the salt weld in the Miocene and older age sections that have been correlated to those productive sections seen in deepwater discoveries by other industry participants.  McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area and has rights to approximately one million gross acres, including 150,000 gross acres associated with the ultra-deep gas play below the salt weld.

Deep Gas Exploration Activities

 The Blueberry Hill offset appraisal well on Louisiana State Lease 340 commenced on November 8, 2009 and is currently drilling below 17,000 feet towards a proposed total depth of 21,850 feet.  The offset appraisal well is located in 10 feet of water approximately 2,000 feet southeast of the sidetrack #2 well, which was drilled to a total depth of 21,942 feet and encountered 45 net feet of pay in October 2009.  McMoRan believes the sands could thicken in the offset well as they are expected to be structurally high to the sands in the sidetrack #1, by-pass and sidetrack #2 wells drilled in 2009.  The offset well is also expected to test deeper potential in this area.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.  McMoRan’s investment in Blueberry Hill totaled $53.5 million at December 31, 2009, $6.7 million of which was incurred on the offset appraisal well currently in progress.

The Hurricane Deep sidetrack well on South Marsh Island Block 217 commenced on November 17, 2009 and is currently drilling below 16,100 feet towards a proposed total depth of 21,750 feet.  The Hurricane Deep sidetrack is located on the southern flank of the Flatrock structure.  This up dip test well is targeting the significant Gyro sand encountered in the Hurricane Deep well (No. 226) and deeper potential.  As previously reported, the No. 226 well was drilled to a true vertical depth of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.  McMoRan owns a 25.0 percent working interest and 17.7 percent net revenue interest in the well.  PXP holds a 30.0 percent working interest.  McMoRan’s investment in Hurricane Deep totaled $16.5 million at December 31, 2009, including $3.1 million on sidetrack operations that commenced in 2009.

Ultra-deep Exploration Activities

As previously reported, the Davy Jones ultra-deep prospect located 10 miles offshore Louisiana on South Marsh Island Block 230 in approximately 20 feet of water was logged with pipe-conveyed wireline logs to 28,134 feet in January 2010.  The wireline log results indicated a total of 135 net feet of hydrocarbon bearing sands in four zones in the Wilcox section of the Eocene/Paleocene.  All of the zones were full to base with two of the zones containing a combined 90 net feet.  The Eocene/Paleocene (Wilcox) suite of sands logged below 27,300 feet appears to be of exceptional quality.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the four separate zones.  The resistivity log obtained on January 10th was the last data needed to confirm hydrocarbons in South Marsh Island Block 230.  The Davy Jones ultra-deep well has been drilled to 28,603 feet and McMoRan is preparing to log the newly drilled section below 28,134 feet.  The well has a proposed total depth of 29,000 feet.

McMoRan plans to complete and flow test the Davy Jones discovery well as quickly as possible.  The timing of a completion and flow test is dependent upon the availability of necessary equipment required to handle the pressures and temperatures encountered in the well.  Because Davy Jones is located in shallow water near existing infrastructure, the lead times for commencing production are not expected to be as long or expensive as development would be in the deepwater Gulf of Mexico.  McMoRan will update expected timing of the completion and flow test as information becomes available.

The data received to date from ultra-deep drilling on the Shelf at Davy Jones and Blackbeard West (South Timbalier Block 168) confirm our original geologic modeling, which correlates our objective sections on the Shelf below the salt weld (i.e. listric fault) in the Miocene and older age sections to those productive sections seen in deepwater discoveries by other industry participants.

McMoRan operates the Davy Jones discovery well, which involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres), and is funding 25.7 percent of the exploratory costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interests owners in Davy Jones include: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s investment in Davy Jones totaled $21.2 million at December 31, 2009.

McMoRan is currently utilizing the Rowan Mississippi jack-up rig to drill the Davy Jones ultra-deep well and has the Rowan Ralph Coffman, which is the sister rig to the Rowan Mississippi, under contract.  These two rigs will allow McMoRan to maintain an active ultra-deep drilling program in 2010.  Future prospective wells within the ultra-deep play include Blackbeard East, Lafitte and additional opportunities in the Davy Jones area, including an appraisal well to the southwest of the Davy Jones discovery well (which would allow McMoRan to test similar sections approximately 1,000 feet shallower than in the Davy Jones discovery well).  McMoRan is also considering the priorities of deepening or drilling an offset at Blackbeard West and John Paul Jones (previously referred to as Davy Jones North).  McMoRan’s investment in Blackbeard West totaled $31.6 million at December 31, 2009.

REVENUES

McMoRan’s fourth-quarter 2009 oil and gas revenues totaled $128.0 million, compared to $111.8 million during the fourth quarter of 2008.  During the fourth quarter of 2009, McMoRan’s sales volumes totaled 13.1 Bcf of gas, 731,800 barrels of oil and condensate and 1.8 Bcfe of plant products, compared to 10.2 Bcf of gas, 607,500 barrels of oil and condensate and 1.0 Bcfe of plant products in the fourth quarter of 2008.  McMoRan’s fourth-quarter comparable average realizations for gas (before hedging) were $4.70 per thousand cubic feet (Mcf) in 2009 and $6.77 per Mcf in 2008; for oil and condensate McMoRan received an average of $75.15 per barrel in fourth-quarter 2009 compared to $53.84 per barrel in fourth-quarter 2008.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At December 31, 2009, McMoRan had $241 million in cash, compared with $225 million on September 30, 2009.  Total debt was $375 million at December 31, 2009, including $75 million in convertible senior notes due in 2011 with a conversion price of $16.575 per share.  In the fourth quarter of 2009, McMoRan's bank group completed the semi-annual re-determination of its borrowing base under its credit facility. The impact of year-to-date production and lower natural gas price assumptions used by the bank group in the assessments resulted in a lower base amount available under the credit facility. McMoRan’s borrowing base was revised from $235 million to $175 million. McMoRan currently has no borrowings outstanding under its revolving credit facility.  McMoRan does not expect the redetermination to impact its future plans or operations.

Capital expenditures totaled $24.6 million for the fourth quarter of 2009 and $138.0 million for the twelve-months ended December 31, 2009.  Capital expenditures for 2009 are lower than previous estimates of $155 million because of changes in the timing of planned expenditures.  Capital expenditures are expected to approximate $240 million in 2010, including $170 million in exploration and $70 million in development spending.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows, including potential participation by new partners in projects.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $45.9 million for the twelve-months ended December 31, 2009 and are expected to approximate $100 million in 2010.  To date, McMoRan has recorded gains totaling $24.6 million, including $5.9 million in the fourth quarter, associated with the 2008 hurricane events in the Gulf of Mexico and continues to pursue reimbursement of certain hurricane-related abandonment costs under its insurance programs.

RESERVE UPDATE

Independent reservoir engineers’ estimates of McMoRan’s proved oil and gas reserves as of December 31, 2009, were 271.9 Bcfe, compared with 344.8 Bcfe at December 31, 2008.  The reserve depletion primarily reflects year-to-date production from McMoRan’s producing properties.  Year-end 2009 reserves exclude reserves from the Davy Jones ultra-deep discovery, which was logged in January 2010.   McMoRan is working with independent reservoir engineers to assess the reserves for Davy Jones and the timing for reporting such reserves.  McMoRan expects Davy Jones to add significantly to its reserves.  Below is a summary of changes in proved reserves:
Bcfe
Proved Reserves at 12/31/08	344.8
2009 Production	(73.8)
Additions	5.2
Net Revisions	(4.3)
Proved Reserves at 12/31/09	271.9

DERIVATIVE CONTRACTS

During the fourth quarter of 2009, McMoRan financially settled swap positions hedging 1.1 Bcf of natural gas and 45,000 barrels of oil at average prices of $8.97 per Mcf and $71.16 per barrel, respectively.  McMoRan received $4.9 million in cash for these natural gas positions and paid $0.2 million for these oil positions.  McMoRan also financially settled 0.7 Bcf of natural gas put options with an average strike price of $6.00 per Mcf.  McMoRan received $1.5 million in cash for these positions.  Put options totaling 29,000 barrels of oil expired with no benefit during the quarter.

At December 31, 2009, McMoRan’s 2010 hedges include swap positions on 2.6 Bcf of natural gas at $8.63 per Mcf and 118,000 barrels of oil at $70.89 per barrel for the months covering January through June and November through December.  McMoRan also had puts in place totaling 1.2 Bcf of natural gas with a floor price of $6.00 per Mcf and 50,000 barrels of oil with a floor price of $50.00 per barrel in 2010 for the months covering July through October.

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized in our operating results.  McMoRan’s fourth-quarter 2009 results included a net gain of $0.8 million associated with our oil and gas derivative contracts, which includes mark-to-market accounting adjustments associated with these contracts based on changes in their respective fair market values through December 31, 2009.  McMoRan’s derivative contracts’ fair value was a net asset of $7.5 million at December 31, 2009.  McMoRan may consider additional derivative contracts for a portion of its future production.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

A copy of this release is available on McMoRan’s web site at www.mcmoran.com.  A conference call with securities analysts about fourth-quarter 2009 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, February 12, 2010.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

Three Months Ended	Year Ended
December 31,	December 31,
2009	2008	2009	2008
(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$128,007	$111,849	$422,976	$1,058,804
Service	3,965	4,404	12,459	13,678
Total revenues	131,972	116,253	435,435	1,072,482
Costs and expenses:
Production and delivery costs a	46,092	63,376	193,025	258,450
Depletion, depreciation and amortization b	70,633	362,341	313,980	854,798
Exploration expenses c, d	8,217	29,731	94,281	79,116
Gain on oil and gas derivative contracts e	(770)	(51,910)	(17,394)	(16,303)
General and administrative expenses c	9,971	11,030	42,954	48,999
Main Pass Energy Hub™ costs c	202	1,057	1,615	6,047
Insurance recoveries f	(5,850)	-	(24,592)	(3,391)
Total costs and expenses	128,495	415,625	603,869	1,227,716
Operating income (loss)	3,477	(299,372)	(168,434)	(155,234)
Interest expense, net	(11,072)	(10,389)	(42,943)	(50,890)
Other income (expense), net	573	(244)	4,043	(2,566)
Loss from continuing operations before income taxes	(7,022)	(310,005)	(207,334)	(208,690)
Income tax benefit (expense)	2,301	g	641	2,445	g	(2,508)
Loss from continuing operations	(4,721)	(309,364)	(204,889)	(211,198)
Loss from discontinued operations	(405)	(2,536)	(6,097)	(5,496)
Net loss	(5,126)	(311,900)	(210,986)	(216,694)
Preferred dividends and inducement payments for early
conversion of preferred stock	(4,407)	(2,682)	(14,332)	(22,286)
Net loss applicable to common stock	$(9,533)	$(314,582)	$(225,318)	$(238,980)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.11)	$(4.43)	$(2.79)	$(3.79)
Discontinued operations	(0.00)	(0.03)	(0.08)	(0.09)
Net loss per share of common stock	$(0.11)	$(4.46)	$(2.87)	$(3.88)

Average common shares outstanding:
Basic and diluted	86,043	70,471	78,625	61,581

I

McMoRan EXPLORATION CO.
FOOTNOTES TO STATEMENTS OF OPERATIONS (Unaudited)

a.
Includes hurricane damage assessment and repair charges (credits) totaling $(0.1) million and $14.1 million in the fourth quarter and year ended December 31, 2009, respectively, and $16.8 million and $23.1 million in the fourth quarter and year ended December 31, 2008, respectively.

b.
Includes impairment charges totaling $10.5 million and $75.3 million in the fourth quarter and year ended December 31, 2009, respectively and $291.8 million in the fourth quarter ended December 31, 2008.  Amounts for the year ended December 31, 2008 included impairment charges of $332.6 million and charges totaling $124.4 million to reflect higher estimates and accelerated timing of future abandonment costs associated with hurricane-damaged structures and wells.

c.	Non-cash stock-based compensation of the following amounts is included in the respective expense categories shown below (in thousands):

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
General and administrative expenses	$1,164	$2,338	$7,162	$14,818
Exploration expenses	1,000	2,178	6,633	14,376
Main Pass Energy Hub™ costs	63	161	398	1,029
Total stock-based compensation cost	$2,227	$4,677	$14,193	$30,223

d.
Includes non-productive well charges (credits) of $(0.2) million and $61.5 million in the fourth quarter and year ended December 31, 2009, respectively, and $22.2 million and $39.0 million in the fourth quarter and year ended December 31, 2008, respectively.

e.	McMoRan’s (gains) losses on its oil and gas derivative contracts include the following (in thousands):

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
(Gain) loss on settled contracts	$(5,815)	$(8,750)	$(46,025)	$24,309
Mark-to-market (gain) loss	5,045	(43,160)	28,631	(40,612)
Gain on oil and gas derivative contracts	$(770)	$(51,910)	$(17,394)	$(16,303)

f.	2009 amounts represent McMoRan’s share of partial payments of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
g.	Includes an expected refund of $2.2 million related to 2008 taxes paid.

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (“GAAP”).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income.   “EBITDAX” is derived from net income (loss) from continuing operations before other (income) expense, net, interest expense (net), income tax (benefit) expense, Main Pass Energy HubTM costs, exploration expenses, depletion, depreciation and amortization, stock-based compensation charged to general and administrative expense, change in fair value of oil and gas derivative contracts, hurricane-related charges (credits), and insurance recoveries.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
Net loss applicable to common stock, as reported	$(9,533)	$(314,582)	$(225,318)	$(238,980)
Preferred dividends and inducement payments for early
conversion of preferred stock	4,407	2,682	14,332	22,286
Loss from discontinued operations	405	2,536	6,097	5,496
Loss from continuing operations, as reported	(4,721)	(309,364)	(204,889)	(211,198)

Other (income) expense, net	(573)	244	(4,043)	2,566
Interest expense, net	11,072	10,389	42,943	50,890
Income tax (benefit) expense	(2,301)	(641)	(2,445)	2,508
Main Pass Energy HubTM costs	202	1,057	1,615	6,047
Exploration expenses	8,217	29,731	94,281	79,116
Depletion, depreciation and amortization	70,633	362,341	313,980	854,798
Hurricane-related charges (credits) included in production
and delivery costs	(85)	16,828	14,136	23,104
Stock-based compensation charged to general and
administrative expenses	1,164	2,338	7,162	14,818
Insurance recoveries	(5,850)	-	(24,592)	(3,391)
Change in fair value of oil and gas derivative contracts	5,045	(43,160)	28,631	(40,612)
EBITDAX	$82,803	$69,763	$266,779	$778,646

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Fourth Quarter		Year Ended December 31,
	2009	2008	2009	2008
Sales volumes:
Gas (thousand cubic feet, or Mcf)	13,091,000	10,249,400	50,081,900	59,886,900
Oil (barrels)	731,800	607,500	2,994,100	3,635,200
Plant products (per Mcf equivalent) a	1,771,500	1,045,100	5,759,600	8,004,400
Average realizations:
Gas (per Mcf)	$ 4.70	$ 6.77	$ 4.22	$ 9.96
Oil (per barrel)	75.15	53.84	60.22	104.00

a.
Results include approximately $11.5 million and $31.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter and year ended December 31, 2009, respectively.  Plant product revenues for the comparable prior year periods totaled $9.6 million and $83.3 million, respectively.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

IV

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2009	2008
	(In Thousands)
ASSETS
Cash and cash equivalents	$241,418	$93,486
Accounts receivable	79,681	112,684
Inventories	47,818	31,284
Prepaid expenses	14,457	13,819
Fair value of oil and gas derivative contracts	8,693	31,624
Current assets from discontinued operations, including restricted
cash of $0.5 million	825	516
Total current assets	392,892	283,413
Property, plant and equipment, net	796,223	992,563
Restricted cash	41,677	29,789
Deferred financing costs and other assets	11,931	15,658
Fair value of oil and gas derivative contracts	-	5,847
Sulphur business assets, net	6,159	3,012
Total assets	$1,248,882	$1,330,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$66,544	$77,009
Accrued liabilities	51,945	89,565
Accrued interest and dividends payable	8,535	7,586
Current portion of accrued oil and gas reclamation costs	106,791	103,550
Current portion of accrued sulphur reclamation costs	8,300	785
Fair value of oil and gas derivative contracts	1,237	-
Current liabilities from discontinued operations	1,183	1,317
Total current liabilities	244,535	279,812
5¼% convertible senior notes	74,720	74,720
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	321,920	317,651
Accrued sulphur reclamation costs	19,152	22,218
Other long-term liabilities	16,602	20,023
Other long-term liabilities from discontinued operations	6,145	6,835
Total liabilities	983,074	1,021,259
Stockholders' equity	265,808	309,023
Total liabilities and stockholders' equity	$1,248,882	$1,330,282

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,
	2009	2008
	(In Thousands)
Cash flow from operating activities:
Net loss	$(210,986)	$(216,694)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Loss from discontinued operations	6,097	5,496
Depletion, depreciation and amortization	313,980	854,798
Exploration drilling and related expenditures, net	61,504	37,841
Compensation expense associated with stock-based awards	14,193	30,223
Amortization of deferred financing costs	3,725	4,630
Change in fair value of oil and gas derivative contracts	28,631	(40,612)
Loss on induced conversions of convertible senior notes	-	2,663
Reclamation expenditures, net of prepayment by third parties	(45,885)	(29,432)
Increase in restricted cash	(15,049)	(15,152)
Payment to fund terminated pension plan	-	(2,291)
Other	(720)	(155)
(Increase) decrease in working capital:
Accounts receivable	30,476	17,091
Accounts payable and accrued liabilities	(33,281)	8,618
Prepaid expenses and inventories	(15,792)	(27,365)
Net cash provided by continuing operations	136,893	629,659
Net cash used in discontinued operations	(5,728)	(6,262)
Net cash provided by operating activities	131,165	623,397

Cash flow from investing activities:
Exploration, development and other capital expenditures	(138,015)	(236,383)
Acquisition of properties, net	-	(2,826)
Net cash used in continuing operations	(138,015)	(239,209)
Net cash from discontinued operations	-	-
Net cash used in investing activities	(138,015)	(239,209)

Cash flow from financing activities:
Net proceeds from the sale of common stock	84,976	-
Net proceeds from the sale of 8% convertible perpetual
preferred stock	83,275	-
Payments under senior secured revolving credit facility, net	-	(274,000)
Dividends and inducement payments on preferred stock	(13,469)	(23,565)
Payments for induced conversion of convertible senior notes	-	(2,663)
Proceeds from exercise of stock options and other	-	4,696
Net cash provided by (used in) continuing operations	154,782	(295,532)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	154,782	(295,532)
Net increase in cash and cash equivalents	147,932	88,656
Cash and cash equivalents at beginning of year	93,486	4,830
Cash and cash equivalents at end of period	$241,418	$93,486

VI